Exhibit 2.1

SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER BETWEEN

BCB BANCORP, INC. AND PAMRAPO BANCORP, INC.

THIS SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of June 30, 2010, is made and entered into by and between BCB, Bancorp, Inc., a New Jersey corporation (“BCB”), and Pamrapo Bancorp, Inc., a New Jersey corporation (“Pamrapo”).

WHEREAS, BCB and Pamrapo entered into an Agreement and Plan of Merger, dated as of June 29, 2009 (the “Agreement”) (defined terms not defined herein shall have the meaning given to them in the Agreement); and

WHEREAS, the parties entered into the First Amendment to Agreement and Plan of Merger on November 5, 2009; and

WHEREAS, the parties to the Agreement are authorized to amend the Agreement to the extent legally allowed; and

WHEREAS, Section 8.1(c) of the Agreement currently provides that the Agreement may be terminated by either party if the Merger shall not have been consummated on or before June 30, 2010, unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate the Agreement to perform or observe the covenants and agreements of such Party set forth herein; and

WHEREAS, Pamrapo Bancorp, Inc. currently is not a corporation in good standing in the state of New Jersey and therefore the State of New Jersey has not accepted the certificate of merger required to consummate the merger, and

WHEREAS, the respective Boards of Directors of each of the parties to the Agreement believe it is in the best interest of their respective stockholders to authorize, without waiving any rights under the Agreement, the Second Amendment to the Agreement and have authorized the execution of this Amendment.

NOW THEREFORE, for valid consideration, the parties hereto agree as follows:

Amendments to the Agreement.

Effective as of the date of this Amendment, Section 8.1(c) of the Agreement shall be amended and read as follows:

Delay. By either BCB or Pamrapo if the Merger shall not have been consummated on or before July 2, 2010, or five (5) business days after the State of New Jersey certifies that Pamrapo Bancorp, Inc. is reinstated as an active business in good standing in the State of New Jersey and its Annual reports are current, but in no event later than July 23, 2010, unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein.

[Signatures on next page.]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

BCB BANCORP, INC.

By:	/s/ Mark D. Hogan

Name:	Mark D. Hogan
Title:	Chairman

Attest:	/s/ Thomas Coughlin
Thomas Coughlin

PAMRAPO BANCORP, INC.

By:	/s/ Daniel J. Massarelli

Name:	Daniel J. Massarelli
Title:	Chairman

Attest:	/s/ Margaret Russo
Margaret Russo

[Signature page to Second Amendment to Agreement and Plan of Merger]

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